UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2013

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, iBio, Inc. (the “Company”) appointed Mark Giannone, age 57, to serve as Chief Financial Officer of the Company, replacing Scott Kain, whose departure was effective November 30, 2013.

Mr. Giannone has been a member of the accounting firm of Bosco Giannone LLC since its formation in 1999. His prior experience included employment as a senior accountant at Kenneth Leventhal & Co. (acquired by Ernst &Young LLP) and as a tax manager at BDO Seidman, a lecturer in various continuing education programs for the New York State Society of Certified Public Accountants and New York University.

There is no arrangement or understanding between Mr. Giannone and any other person, pursuant to which Mr. Giannone was to be selected as an officer. Mr. Giannone is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company is in the final stages of selecting a full service, outside accounting firm to provide financial, tax, regulatory and accounting services to the Company on an outsourced basis, which will be managed for the Company by Mr. Giannone. The Company believes the increasing complexity of the Company's activities from recent developments, including its recently commenced Brazilian subsidiary business and various forms of collaboration being developed with third parties to implement product development, can be more effectively managed with these new arrangements for the execution of the Chief Financial Officer functions.

Mr. Giannone will be employed on an at-will basis, with his compensation to be set based on the allocation of duties between him and the outside firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: December 5, 2013	By:	/s/ Robert B. Kay
Robert B. Kay Executive Chairman and CEO